Exhibit 99.1

Unique Fabricating, Inc. Reports Third Quarter 2017 Financial Results

Auburn Hills, MI - November 9, 2017 -- Unique Fabricating, Inc. ("Unique” or the "Company”)(NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced its financial results for the third quarter ended October 1, 2017.
Third Quarter 2017 Financial Highlights

•	Revenue of $41.2 million in the third quarter 2017, down 7.9% compared to $44.8 million in the third quarter 2016

•	Net income of $0.7 million, or $0.07 per basic and diluted share in the third quarter 2017, compared to $2.5 million, or $0.26 per basic and $0.25 per diluted share in the third quarter 2016

•
Adjusted EBITDA of $3.7 million in the third quarter 2017, including $1.6 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards, compared to $5.9 million in the third quarter 2016, including $1.5 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards(1)

•	Adjusted diluted earnings per share of $0.10 in the third quarter 2017 versus $0.26 in the third quarter 2016(1)

•	Declared a quarterly cash dividend of $0.15 per share payable on December 7, 2017 for stockholders of record as of November 30, 2017

(1) For a reconciliation of GAAP to Non-GAAP results for Adjusted EBITDA and Adjusted diluted earnings per share please refer to the financial tables below.

“The third quarter highlighted the continued shift in customer preference from passenger cars to light trucks and SUV’s,”, commented John Weinhardt, Chief Executive Officer. “The shift resulted in a larger than anticipated decline in overall production levels in the 3rd quarter as production capacity was adjusted to align with this new sales trend. Our financial results are trending with the broader automotive industry, and our outlook has been adjusted to account for the most recent revisions in independent forecast projections that reflect a further production decline this year and a return to growth in 2018. Our third quarter results were also negatively impacted by the shutdown of an automotive assembly plant due to a labor impasse in Canada where we provide a significant amount of content for a major SUV.”

“While we were not satisfied with our top-line sales, we booked a significant amount of new business in the third quarter,” added Weinhardt. “We expanded our customer base and much of our new business was our higher value-added molded products. We anticipate that these new bookings will positively impact our performance in 2018 & 2019. These bookings also give us increased confidence and visibility in our growth prospects over the next 18-24 months.”

“The underlying fundamentals of our business remain strong, and we are well-positioned to grow in excess of the automotive market, while continuing to generate cash and pay a healthy dividend,” Weinhardt added. “The ongoing and increasing desire of automakers to elevate the driving experience with quieter, more comfortable vehicles, while reducing vehicle weight is bolstering our business, creating robust demand for our solutions. I am very encouraged by our recent business awards that incrementally add to our book of business for 2018 and beyond and reinforce our confidence over the next two years.”

Third Quarter Financial Summary

Total revenue for the quarter ended October 1, 2017 declined to $41.2 million, down 7.9%, or $3.6 million from $44.8 million during the same period last year. The decrease was primarily driven by a decline in North American auto production of almost 12% quarter compared to the same quarter last year, partially offset by increased market penetration.

Gross profit for the quarter period ended October 1, 2017 was $9.0 million, or 21.8% of total revenue, compared to $11.3 million, or 25.1% of total revenues, for the corresponding period last year. The decrease in gross profit as a percentage of sales was primarily a result of lower than planned revenues due to the less than anticipated vehicle production volumes during the third quarter, manufacturing inefficiencies caused by excessive turnover at some plant locations, and an increase in direct and temporary labor hours incurred as a result of an unfavorable product mix.

Net income for the quarter ended October 1, 2017 was $0.7 million, or $0.07 per basic and diluted share, compared to $2.5 million, or $0.26 per basic and diluted share, in the third quarter of 2016. The decrease in net income was primarily due to lower sales quarter over quarter as well as lower gross profit as a percentage of sales as described above.

Adjusted EBITDA for the quarter ended October 1, 2017 was $3.7 million compared to $5.9 million in the third quarter of 2016. The decrease is primarily a result of lower sales and gross margins described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the quarter ended October 1, 2017 was $0.10 compared to $0.26 in the third quarter of 2016. The decrease is primarily a result of lower earnings, as described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.

Year to Date Financial Summary

Total revenue for the first nine months of 2017 increased to $133.6 million, up 5.4%, or $6.8 million from $126.8 million during the same period last year. The increase was driven by the acquisition of Intasco which closed on April 29, 2016, as well as from the introduction of new products and increased market penetration, but was offset by an almost 4% drop in overall North American auto production levels during 2017.

Gross profit for the first nine months of 2017 was $30.7 million, or 23.0% of total revenue, compared to $29.9 million, or 23.6% of total revenues, for the corresponding period last year. The decrease in gross profit as a percentage of sales was primarily the result of lower revenues due to lower than anticipated vehicle production volumes during the first nine months, and the manufacturing impacts described above.

Net income for the first nine months of 2017 was $4.4 million, or $0.45 per basic and diluted share, compared to $5.0 million, or $0.51 and $0.50 per basic and diluted share, respectively, in the comparable period last year.

Adjusted EBITDA for the first nine months of 2017 was $14.1 million compared to $14.7 million in the same period last year. The decrease is primarily a result of lower gross margins described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the first nine months of 2017 was $0.52 compared to $0.61 in the same period last year. The decrease is primarily a result of the margin decrease described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.

Balance Sheet Summary
As of October 1, 2017 the Company had approximately $1.0 million in cash and cash equivalents, as compared to January 1, 2017 when the Company had $706,000 in cash and cash equivalents. Total debt outstanding as of October 1, 2017 was $53.9 million compared to $50.6 million as of January 1, 2017.

As of October 1, 2017, the Company had $7.6 million of available unused capacity, further subject to borrowing base restrictions and outstanding letters of credit, under its $30.0 million revolving credit facility.
2017 Outlook
For the full year 2017, Unique Fabricating is updating its outlook based on revised industry production projections of 17.2 million light vehicles for the year, based on independent industry research published in October, and the mix of production by light vehicle platform contained in such research. This production estimate compares to a July industry projection of 17.55 million light vehicles:

	Previous Guidance	Updated Guidance
Revenue	$177 million to $181 million	$173 million to $177 million
Adjusted diluted earnings per share	$0.76 to $0.80	$0.64 to $0.68
Adjusted EBITDA	$19.5 million to $20.5 million	$18.0 million to $19.0 million
Declaration of Dividends
Unique's Board of Directors approved payment of a quarterly cash dividend of $0.15 per share on November 9, 2017. The dividend will be paid on December 7, 2017 to stockholders of record as of the close of business on November 30, 2017.
Quarterly Results Conference Call
Unique Fabricating will host a conference call and live webcast to discuss these results today at 9:00 a.m. Eastern Time. To access the call, please dial 1-877-705-6003 (toll-free) or 1-201-493-6725 and reference conference ID 13672929. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12:00PM ET on November 9, 2017 until 11:59PM ET on November 16, 2017 by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international) and using the pin number 13672929.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.
About Non-GAAP Financial Measures
We present Adjusted EBITDA and Adjusted Diluted Earnings Per Share in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-cash stock award, non-recurring integration expense, non-recurring step-up of inventory basis to fair market value, transaction fees related to our acquisitions, restructuring expenses, and one-time consulting and licensing ERP system implementation costs as we implement a new ERP system at all locations. We calculate Adjusted Diluted Earnings Per Share based upon earnings before non-cash stock awards, non-recurring expenses, transaction fees, and restructuring expenses, including the tax impact associated with these adjusting items. We believe that Adjusted EBITDA and Adjusted

Diluted Earnings Per Share are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2017 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K, for the year ended January 1, 2017 filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors” in the Annual Report on Form 10-K, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.
Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com
Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Consolidated Statements of Operations (Unaudited)

	Thirteen Weeks Ended October 1, 2017	Thirteen Weeks Ended October 2, 2016	Thirty-Nine Weeks Ended October 1, 2017	Thirty-Nine Weeks Ended October 2, 2016
Net sales	$41,231,366	$44,753,565	$133,606,501	$126,784,289
Cost of sales	32,256,440	33,503,217	102,858,323	96,842,757
Gross profit	8,974,926	11,250,348	30,748,178	29,941,532
Selling, general, and administrative expenses	7,268,812	6,949,034	22,455,833	20,668,621
Restructuring expenses	—	—	—	35,054
Operating income	1,706,114	4,301,314	8,292,345	9,237,857
Non-operating income (expense)
Other income, net	39,673	(1,511)	83,748	(25,203)
Interest expense	(770,149)	(525,167)	(2,089,056)	(1,739,243)
Total non-operating expense, net	(730,476)	(526,678)	(2,005,308)	(1,764,446)
Income – before income taxes	975,638	3,774,636	6,287,037	7,473,411
Income tax expense	260,532	1,254,437	1,856,684	2,520,389
Net income	$715,106	$2,520,199	$4,430,353	$4,953,022
Net income per share
Basic	$0.07	$0.26	$0.45	$0.51
Diluted	$0.07	$0.25	$0.45	$0.50
Cash dividends declared per share	$0.15	$0.15	$0.45	$0.45

UNIQUE FABRICATING, INC.
Consolidated Balance Sheets (unaudited)

	October 1, 2017	January 1, 2017
Assets
Current assets
Cash and cash equivalents	$1,016,308	$705,535
Accounts receivable – net	28,972,129	26,887,945
Inventory – net	17,031,955	16,731,608
Prepaid expenses and other current assets:
Prepaid expenses and other	3,771,880	2,087,069
Refundable taxes	900,767	783,139
Total current assets	51,693,039	47,195,296
Property, plant, and equipment – net	22,959,606	21,197,922
Goodwill	28,871,179	28,871,179
Intangible assets– net	20,666,921	23,758,342
Other assets
Investments – at cost	1,054,120	1,054,120
Deposits and other assets	312,913	266,369
Deferred tax asset	399,405	193,577
Total assets	$125,957,183	$122,536,805
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,404,097	$13,451,816
Current maturities of long-term debt	3,506,248	2,405,446
Income taxes payable	84,383	610,825
Accrued compensation	3,195,607	2,734,155
Other accrued liabilities	1,117,899	1,065,740
Other liabilities	—	168,880
Total current liabilities	21,308,234	20,436,862
Long-term debt – net of current portion	28,364,454	28,029,041
Line of credit-net	22,065,563	20,176,058
Deferred tax liability	3,964,663	3,836,281
Total liabilities	75,702,914	72,478,242
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,757,563 and 9,719,772 issued and outstanding at October 1, 2017 and January 1, 2017, respectively	9,758	9,720
Additional paid-in-capital	45,677,445	45,525,237
Retained earnings	4,567,066	4,523,606
Total stockholders’ equity	50,254,269	50,058,563
Total liabilities and stockholders’ equity	$125,957,183	$122,536,805

UNIQUE FABRICATING, INC.
 Consolidated Statements of Cash Flows (Unaudited)

	Thirty-Nine Weeks Ended October 1, 2017	Thirty-Nine Weeks Ended October 2, 2016
Cash flows from operating activities
Net income	$4,430,353	$4,953,022
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,703,909	3,996,472
Amortization of debt issuance costs	113,412	94,537
Loss on sale of assets	12,442	13,867
Loss on extinguishment of debt	—	60,202
Bad debt adjustment	96,531	(168,830)
(Gain) loss on derivative instrument	(188,054)	183,402
Stock option expense	115,245	126,733
Deferred income taxes	(77,446)	(509,408)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(2,180,715)	(6,777,982)
Inventory	(300,347)	269,870
Prepaid expenses and other assets	(1,829,809)	(194,521)
Accounts payable	758,356	3,186,895
Accrued and other liabilities	(12,831)	209,308
Net cash provided by operating activities	5,641,046	5,443,567
Cash flows from investing activities
Purchases of property and equipment	(3,466,432)	(2,443,251)
Proceeds from sale of property and equipment	29,347	12,181
Acquisition of Intasco, net of cash acquired	—	(21,030,795)
Working capital adjustment from acquisition of Intasco	—	212,823
Net cash used in investing activities	(3,437,085)	(23,249,042)
Cash flows from financing activities
Net change in bank overdraft	(806,075)	846,220
Proceeds from debt	—	32,000,000
Payments on term loans	(2,574,545)	(1,839,212)
Debt issuance costs	—	(514,441)
Proceeds from revolving credit facilities, net	5,837,324	7,716,220
Pay-off of old senior credit facility term debt	—	(15,375,000)
Proceeds from exercise of stock options and warrants	37,001	103,989
Distribution of cash dividends	(4,386,893)	(4,354,106)
Net cash provided by financing activities	(1,893,188)	18,583,670
Net increase (decrease) in cash and cash equivalents	310,773	778,195
Cash and cash equivalents – beginning of period	705,535	726,898
Cash and cash equivalents – end of period	$1,016,308	$1,505,093
Supplemental disclosure of cash flow Information – cash paid for
Interest	$1,953,206	$1,304,890
Income taxes	$1,793,316	$2,519,010
Supplemental disclosure of cash flow Information – non cash activities for
Common stock issued for purchase of Intasco USA, Inc.	$—	$890,726

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended October 1, 2017	Thirteen Weeks Ended October 2, 2016	Thirty-Nine Weeks Ended October 1, 2017	Thirty-Nine Weeks Ended October 2, 2016
GAAP Net income	$715,106	$2,520,199	$4,430,353	$4,953,022
Plus: Interest expense, net	770,149	525,167	2,089,056	1,739,243
Plus: Income tax expense	260,532	1,254,437	1,856,684	2,520,389
Plus: Depreciation and amortization	1,596,272	1,488,722	4,703,909	3,996,472
Plus: Non-cash stock award	40,229	40,736	115,245	126,733
Plus: Non-recurring integration expenses	27,415	35,744	30,794	104,913
Plus: Non-recurring step-up of inventory basis to fair market value	—	39,352	—	318,518
Plus: Transaction fees	—	10,437	23,235	858,688
Plus: Restructuring expenses	—	—	—	35,054
Plus: One-time consulting and licensing ERP system implementation costs	276,312	—	$815,307	—
Adjusted EBITDA	$3,686,015	$5,914,794	$14,064,583	$14,653,032

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted Diluted Earnings Per Share

	Thirteen Weeks Ended October 1, 2017	Thirteen Weeks Ended October 2, 2016		Thirty-Nine Weeks Ended October 1, 2017	Thirty-Nine Weeks Ended October 2, 2016
GAAP Net income	$715,106	$2,520,199		$4,430,353	$4,953,022
Plus: Non-cash stock award	40,229	40,736		115,245	126,733
Plus: Non-recurring integration expenses	27,415	35,744		30,794	104,913
Plus: Non-recurring step-up of inventory basis to fair market value	—	39,352	—	—	318,518
Plus: Transaction fees	—	10,437		23,235	858,688
Plus: Debt extinguishment costs	—	—		—	60,202
Plus: Restructuring expenses	—	—		—	35,054
Plus: One-time consulting and licensing ERP system implementation costs	276,312	—		815,307	—
Less: Tax impact	(91,850)	(39,531)		(290,766)	(437,502)
Adjusted Net income	$967,212	$2,606,937		$5,124,168	$6,019,628

Diluted weighted average shares outstanding	9,898,273	9,918,956		9,903,240	9,885,949
Net income per share
Diluted - GAAP	$0.07	$0.25		$0.45	$0.50
Diluted - Adjusted	$0.10	$0.26		$0.52	$0.61

UNIQUE FABRICATING, INC.
Purchase Accounting Impacts and Other Effects

	Thirteen Weeks Ended October 1, 2017	Thirteen Weeks Ended October 2, 2016	Thirty-Nine Weeks Ended October 1, 2017	Thirty-Nine Weeks Ended October 2, 2016
Non-cash purchase accounting impacts
Customer relationships amortization	$837,522	$837,520	$2,510,570	$2,208,223
Trade name amortization	72,926	72,926	218,779	196,204
Non-compete amortization	44,162	44,162	132,486	132,486
Unpatented technology	76,529	76,529	229,587	129,511
Less: Tax impact	(272,326)	(322,481)	(896,001)	(861,745)
Net income effect	$758,813	$708,656	$2,195,421	$1,804,679

Net income per share impact
GAAP - Basic	$0.08	$0.07	$0.23	$0.19
GAAP - Diluted	$0.08	$0.07	$0.22	$0.18